News Release

December 15, 2009
For Release:	Immediately
Contact:	Investors:	Stacey A. Renner, (845) 486-5730
News Media	Denise D. VanBuren, (845) 471-8323

CH Energy Group to Invest $50 Million in 20-MW Wind Power Project
Subsidiary to have controlling interest in wind farm outside Green Bay, Wis.

(Poughkeepsie, NY)  CH Shirley Wind, LLC, a wholly owned subsidiary of Central Hudson Enterprises Corporation (CHEC), announced today that it plans to invest approximately $50 million in a 20-megawatt wind farm facility in Glenmore, Wis.; CHEC is wholly owned by CH Energy Group, Inc. (NYSE: CHG). CH Shirley Wind will acquire a 90-percent controlling interest in the project, which carries a 20-year power purchase agreement contract with Wisconsin Public Service Corporation for the electric output of its eight wind turbines.

“We have been giving careful re-consideration to the investments of our unregulated subsidiary CHEC -- seeking out opportunities that exhibit the type of stable and predictable earnings and cash flow that support both a strong dividend and share price appreciation over time,” said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. “These are the things that matter most to our shareholders.

“Going forward, we believe that CHEC should be focused on fuel distribution subsidiary Griffith Energy Services, which was recently streamlined following a strategic assessment, and a specific set of potential renewable energy projects,” he said. “This investment in the Shirley wind project fits that profile, as do two recent CHEC investments in landfill gas projects.”

Lant said that Central Hudson Gas & Electric Corporation, which itself displays attractive investment prospects, is expected to continue to be the predominant portion of CH Energy Group -- and that future CHEC investments will complement the utility’s long-range stability and value.

Construction on Shirley Wind will begin in 2010 and is expected to be completed in the fourth quarter. The eight wind turbines, which will be supplied by Nordex USA, are projected to generate nearly 64 million kilowatt hours of electricity per year, enough power to supply energy to approximately 8,000 homes. The project could also displace an estimated 55,000 metric tons of CO2 emissions per year, if it replaces electricity produced by fossil fuels.

CHEC also holds approximately $5 million in minority investments in two other wind farms, one a 24-megawatt project in Bear Creek, Penn., and the second, a 7.5-megawatt facility located in Atlantic City, New Jersey.

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About CH Energy Group, Inc.: CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 300,000 electric and about 74,000 natural gas customers in eight counties of New York State’s Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends north from the suburbs of metropolitan New York City to the Capital District at Albany.  Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel distribution and renewable energy.  Griffith Energy Service’s fuel distribution business supplies energy products and services to approximately 56,000 customers in five states and Washington, D.C. CHEC also has interests in a Lexington, Neb., ethanol plant and several renewable energy projects in the Northeast.

Forward-Looking Statements –

Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.